Exhibit 99.1

Tabula Rasa HealthCare Announces Third Quarter 2018 Operating Results

Third Quarter 2018 Revenue of $54.4 million, growth of 66%; 2018 Revenue Guidance Increased

MOORESTOWN, N.J., November 6, 2018 (GLOBE NEWSWIRE) -- Tabula Rasa HealthCare, Inc. (“TRHC”) (NASDAQ:TRHC), a healthcare technology company advancing the field of medication safety, today announced its financial results for the third quarter ended September 30, 2018.

“I'm pleased to report another strong quarter across all areas of our business. During the third quarter, we continued to see demonstrable results that our solutions are both lowering the cost of care and also improving patient outcomes for our clients,” said Calvin H. Knowlton, PhD, TRHC’s Chairman and Chief Executive Officer.

Dr. Knowlton continued, “The integration efforts of our three previously announced PACE-focused acquisitions continue to proceed on track. We believe that our clients will benefit from a unified platform that leverages clinical, cost, and medication data. This highly differentiated solution will drive improved patient outcomes and uniquely position us in the market. In addition, the investments we are currently making, as part of our TRHC 2.0 initiative, will support our growth in 2019 and beyond. We remain very enthusiastic about the growing market opportunities for TRHC.”

Financial Performance for the Three Months Ended September 30, 2018

All comparisons, unless otherwise noted, are to the three months ended September 30, 2017.

•

Total revenue was $54.4 million, an increase of 66%. Total revenue included product revenue of $28.0 million, an increase of 18% largely driven by expansion from existing clients and the onboarding of new clients in the first three quarters of 2018. Service revenue was $26.4 million, an increase of 195% that was driven by expanded services offered to existing clients as well as a contribution of $12.3 million from recent acquisitions including the SinfoníaRx (“SRx”) business which was acquired in September of 2017, the Peak PACE health plan management business acquired in May of 2018 and the Mediture and eClusive businesses which were acquired in September of 2018. Additionally, during the third quarter of 2018, TRHC received notification from its data aggregation partner for the pharmacy cost management business that they had transitioned to a new data submission platform, which involved directly contracting with pharmaceutical manufacturers versus using a third party service, effective January 1, 2018. As a result, revenue attributable to the sale of data from our pharmacy cost management services increased by $4.1 million, of which $3.4 million related to the first and second quarters of 2018.

•

Gross margin, excluding depreciation and amortization expense, was 35.6% compared to 28.3%. The year-over-year increase was in line with management’s expectations due in part to the seasonality of the SRx business which historically has experienced higher gross margins in the second and third quarters of each fiscal year and the contribution from the higher reimbursement for data in the pharmacy cost management business. Excluding the incremental contribution from the pharmacy cost management services related to the first and second quarters of 2018, gross margin would have been 31.3%. TRHC maintains a long-term gross margin target, excluding depreciation and amortization expense, of 35% to 40% over the next three to five years.

•

Non-GAAP Adjusted EBITDA was $9.3 million compared to $4.1 million, an increase of 125%. The increase in Non-GAAP Adjusted EBITDA was primarily driven by new and existing client growth in both the PACE market and health plan market as well as a higher contribution from the pharmacy cost management business.

•

Non-GAAP Adjusted EBITDA margin was 17.0%, up from 12.6%, and was in line with management’s expectation given the enhanced margin contribution from the pharmacy cost management business in the third quarter. Excluding the incremental pharmacy cost management services related to the first and second quarters of 2018, Adjusted EBITDA margin would have been 11.5%.

•

Net income of $10.4 million compared to a net income of $6.2 million. This net income was significantly impacted by a benefit of $8.3 million due to the change in fair value of acquisition-related contingent consideration for the SRx acquisition. Under Accounting Standards Codification 805, “Business Combinations”, contingent consideration liabilities are remeasured at the end of each reporting period to their respective fair values until the contingency is resolved with those changes flowing through earnings. Given the sensitivity of the SRx contingent consideration payment calculation, this remeasurement can produce significant impacts to GAAP net income (loss) that are not reflective of current operating results. The benefit recognized in the third quarter of 2018 decreased the amount of contingent consideration TRHC expects to pay in connection with the SRx acquisition. This was the result of an adjustment in the projected 2018 EBITDA for SRx. As of September 30, 2018, the SRx contingent consideration liability was $71.9 million, of which 50% is payable in stock (subject to certain limitations), with the potential for up to an additional $13.1 million to be earned if the maximum contingent amount is earned, which would flow through as a charge to GAAP net income (loss). Any decreases in the contingent amount will be recorded as GAAP net income. The actual amount of the contingent consideration will be known as of December 31, 2018.

•

Net income per diluted share was $0.47, compared to net income per diluted share of $0.33. The net income per share calculations were based on a diluted share count of 22.3 million for the third quarter of 2018, compared to 18.6 million shares for the same period in 2017.

•	Non-GAAP Adjusted net income per diluted share was $0.26 compared to Non-GAAP Adjusted net income per diluted share of $0.10.

•

Cash at the end of the third quarter was $13.9 million compared to $10.4 million at December 31, 2017. Cash flow from operations contributed to the increase in cash during the nine-month period. TRHC had $26.5 million drawn on its line of credit at the end of the third quarter. The Company is in the process of evaluating refinancing options in order to opportunistically increase its borrowing capacity.

A reconciliation of generally accepted accounting principles (“GAAP”) in the United States to non-GAAP results has been provided in this press release in the accompanying tables. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures”.

Financial Outlook

Fourth Quarter 2018 Guidance: Revenue for TRHC’s fourth quarter in 2018 is expected to be in the range of $53.0 million to $58.0 million. Net income or loss is expected to be in the range of a net loss of $1.0 million to net income of $1.0 million. Adjusted EBITDA is expected to be in the range of $7.0 million to $9.0 million.

Full Year 2018 Guidance: Revenue for fiscal year 2018 is now expected to be in the range of $200 million to $205 million. TRHC now expects a net loss in the range of $35.7 million to $37.7 million. Any further charges or benefits related to adjustments in contingent consideration with respect to the SRx or Peak PACE acquisitions are not factored in this guidance. Adjusted EBITDA is expected to be in the range of $27.9 million to $29.9 million after accounting for the additional investment for TRHC 2.0 initiatives and costs related to becoming a large accelerated filer which TRHC expects to become in the 2019 fiscal year. Full year guidance is reflective of the seasonality of the SRx business which has historically realized stronger financial performance in the second and third quarters of the fiscal year.

Quarterly Conference Call

As previously announced, TRHC will hold a conference call with members of executive management to discuss its third quarter 2018 performance today, Tuesday, November 6, 2018, at 8:00 a.m. ET. Stockholders and interested participants may listen to a live broadcast of the conference call by dialing 844-413-0947 or 216-562-0423 for international callers, and referencing participant code 8798486 approximately 15 minutes prior to the call. A live webcast of the conference call will be available on the investor relations section of TRHC’s website (ir.trhc.com) and an audio file of the call will also be archived and available for replay approximately two hours after the live event for a period of 90 days thereafter at ir.trhc.com. After the conference call, a replay will be available until November 13, 2018 and can be accessed by dialing 855-859-2056 or 404-537-3406 for international callers, and referencing participant code 8978486.

About Tabula Rasa HealthCare

Tabula Rasa HealthCare, Inc. (NASDAQ:TRHC) is a leader in providing patient-specific, data-driven technology and solutions that enable healthcare organizations to optimize  patient outcomes,  lower healthcare costs, and improve organizational performance. Medication risk management is TRHC’s lead offering, and its cloud-based software applications provide solutions for a range of payers, providers and other healthcare organizations. For more information, visit: www.TRHC.com.

Non-GAAP Financial Measures

In addition to reporting all financial information required in accordance with accounting principles generally accepted in the United States of America (“GAAP”), TRHC is also reporting gross margin excluding depreciation and amortization expense, Adjusted EBITDA and Adjusted Diluted EPS, each of which is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a numerical measure of a company's performance or financial position that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted EBITDA consists of net income or loss plus certain other expenses, which includes interest expense, provision (benefit) for income tax, depreciation and amortization, change in fair value of acquisition-related contingent consideration expense, acquisition-related expense, severance expense related to the termination of two members of senior management, payroll tax expense related to stock option exercises and stock-based compensation expense. TRHC defines Adjusted Diluted EPS as net income or loss attributable to common stockholders before fair value adjustments for acquisition-related contingent consideration, amortization of acquired intangibles, severance expense related to the termination of two members of senior management, acquisition-related expense, payroll tax expense related to stock option exercises, stock-based compensation expense, and the tax impact of those items as well as adjustments for tax benefits related to the recognition of tax windfall benefits expressed on a per share basis using weighted average diluted shares outstanding. TRHC believes the exclusion of these items assists in providing a more complete understanding of the company’s underlying operations results and trends and allows for comparability with TRHC’s peer company index and industry and to be more consistent with TRHC’s expected capital structure on a going forward basis. Please note that other companies might define their non-GAAP financial measures differently than TRHC does.

TRHC presents these non-GAAP financial measures in this release because it considers them to be important supplemental measures of performance. TRHC uses these non-GAAP financial measures for planning purposes, including analysis of the company's performance against prior periods, the preparation of operating budgets and determination of appropriate levels of operating and capital investments. TRHC believes that these non-GAAP financial measures provide additional insight for analysts and investors in evaluating the company's financial and operational performance. TRHC also intends to provide these non-GAAP financial measures as part of the company's future earnings discussions and, therefore, their inclusion should provide consistency in the company's financial reporting.

Non-GAAP financial measures have limitations as an analytical tool. Investors are encouraged to review the reconciliation of the non-GAAP measures to their most directly comparable GAAP measures provided in this release, including in the accompanying tables.

Safe Harbor Statement

This press release includes forward-looking statements that we believe to be reasonable as of today’s date.  Forward-looking statements give current expectation or forecasts of future events or our future financial or operating performance, and include TRHC’s expectations regarding healthcare regulations, industry trends, available opportunities to TRHC and the financial and operating performance of TRHC, including with respect to international expansion, acquisition integration and the success of our TRHC 2.0 initiative. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions.  These forward-looking statements are based on management's good-faith expectations, judgements and assumptions as of the date of this press release.  Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: our continuing losses and need to achieve profitability; fluctuations in our financial results; the acceptance and use of our products and services by PACE organizations; the need to innovate and provide useful products and services; risks related to changing healthcare and other applicable regulations; our ability to maintain relationships with a specified drug wholesaler; increasing consolidation in the healthcare industry; managing our growth effectively; our ability to adequately protect our intellectual property; the requirements of being a public company; our ability to recognize the expected benefits from acquisitions on a timely basis or at all; our status as an “emerging growth company”; and the other risk factors set forth from time to time in our filings with the Securities and Exchange Commission (“SEC”),  including those factors discussed under the caption “Risk Factors” in our most recent annual report on Form 10-K, filed with the SEC on March 14, 2018, and in subsequent reports filed with or furnished to the SEC, copies of which are available free of charge within the Investor Relations section of the Tabula Rasa HealthCare website http://ir.trhc.com or upon request from our Investor Relations Department. Tabula Rasa HealthCare assumes no obligation and does not intend to update these forward-looking statements, except as required by law, to reflect events or circumstances occurring after today’s date.

TABULA RASA HEALTHCARE, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	September 30,	December 31,
	2018	2017
Assets	(unaudited)	(as adjusted)
Current assets:
Cash	$13,947	$10,430
Accounts receivable, net	25,020	17,087
Inventories	3,613	2,795
Rebates receivable	242	342
Prepaid expenses	2,469	2,253
Other current assets	7,269	2,544
Total current assets	52,560	35,451
Property and equipment, net	11,025	9,243
Software development costs, net	6,861	5,001
Goodwill	90,919	74,613
Intangible assets, net	68,677	62,736
Deferred income tax assets	3,938	—
Other assets	556	788
Total assets	$234,536	$187,832
Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$1,028	$921
Acquisition-related contingent consideration ($35,929 payable in common stock as of September 30, 2018)	73,788	1,640
Accounts payable	10,553	16,218
Accrued expenses and other liabilities	21,945	8,988
Total current liabilities	107,314	27,767
Line of credit	26,500	—
Long-term debt	340	784
Long-term acquisition-related contingent consideration	—	31,789
Deferred income tax liability	—	989
Other long-term liabilities	2,785	2,615
Total liabilities	136,939	63,944

Stockholders' equity:
Preferred stock	—	—
Common stock	2	2
Additional paid-in capital	157,353	144,074
Treasury stock	(3,825)	(959)
Accumulated deficit	(55,933)	(19,229)
Total stockholders’ equity	97,597	123,888
Total liabilities and stockholders’ equity	$234,536	$187,832

TABULA RASA HEALTHCARE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenue:		(as adjusted)		(as adjusted)
Product revenue	$28,045	$23,780	$82,603	$68,995
Service revenue	26,373	8,951	64,357	21,150
Total revenue	54,418	32,731	146,960	90,145
Cost of revenue, exclusive of depreciation and amortization shown below:
Product cost	21,100	18,418	62,007	53,151
Service cost	13,958	5,047	37,125	10,937
Total cost of revenue, exclusive of depreciation and amortization	35,058	23,465	99,132	64,088
Operating expenses:
Research and development	3,380	1,527	8,515	4,037
Sales and marketing	2,669	1,325	6,985	3,869
General and administrative	7,824	4,098	20,229	16,097
Change in fair value of acquisition-related contingent consideration (income) expense	(8,419)	923	40,385	960
Depreciation and amortization	4,096	2,166	12,110	5,730
Total operating expenses	9,550	10,039	88,224	30,693
Income (loss) from operations	9,810	(773)	(40,396)	(4,636)
Other expense:
Interest expense	232	174	415	327
Total other expense	232	174	415	327
Income (loss) before income taxes	9,578	(947)	(40,811)	(4,963)
Income tax (benefit) expense	(838)	(7,112)	(4,107)	(6,852)
Net income (loss)	$10,416	$6,165	$(36,704)	$1,889
Net income (loss) attributable to common stockholders:
Basic	$10,416	$6,165	$(36,704)	$1,889
Diluted	$10,416	$6,165	$(36,704)	$1,889
Net income (loss) per share attributable to common stockholders:
Basic	$0.54	$0.37	$(1.93)	$0.11
Diluted	$0.47	$0.33	$(1.93)	$0.10
Weighted average common shares outstanding:
Basic	19,217,623	16,699,102	18,989,334	16,483,169
Diluted	22,288,873	18,646,031	18,989,334	18,411,800

TABULA RASA HEALTHCARE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended
	September 30,
	2018	2017
Cash flows from operating activities:		(as adjusted)
Net (loss) income	$(36,704)	$1,889
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	12,110	5,730
Amortization of deferred financing costs and debt discount	66	72
Deferred taxes	(4,536)	(7,144)
Stock-based compensation	7,121	7,776
Change in fair value of acquisition-related contingent consideration	40,385	960
Other noncash items	51	17
Changes in operating assets and liabilities, net of effect from acquisitions
Accounts receivable, net	(7,035)	(1,359)
Inventories	(818)	130
Rebates receivable	100	(30)
Prepaid expenses and other current assets	(5,015)	(18)
Other assets	267	(58)
Accounts payable	(5,163)	29
Accrued expenses and other liabilities	8,421	3,274
Other long-term liabilities	(7)	432
Net cash provided by operating activities	9,243	11,700

Cash flows from investing activities:
Purchases of property and equipment	(3,484)	(2,618)
Software development costs	(3,564)	(2,223)
Purchases of intangible assets	(29)	—
Acquisition of business, net of cash acquired	(21,981)	(34,452)
Net cash used in investing activities	(29,058)	(39,293)

Cash flows from financing activities:
Payments for repurchase of common stock	(2,866)	(959)
Proceeds from exercise of stock options	2,590	194
Payments for employee taxes for shares withheld	—	(2,123)
Payments for debt financing costs	(103)	(220)
Borrowings on line of credit	26,500	35,342
Repayments of line of credit	—	(342)
Payments of acquisition-related consideration	—	(550)
Payments of equity offering costs	(364)	(132)
Payments of contingent consideration	(1,646)	(1,498)
Repayments of long-term debt	(779)	(525)
Net cash provided by financing activities	23,332	29,187
Net increase in cash	3,517	1,594
Cash, beginning of period	10,430	4,345
Cash, end of period	$13,947	$5,939

TABULA RASA HEALTHCARE, INC.

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Reconciliation of net income (loss) to Adjusted EBITDA
Net income (loss)	$10,416	$6,165	$(36,704)	$1,889
Add:
Interest expense	232	174	415	327
Income tax (benefit) expense	(838)	(7,112)	(4,107)	(6,852)
Depreciation and amortization	4,096	2,166	12,110	5,730
Change in fair value of acquisition-related contingent consideration (income) expense	(8,419)	923	40,385	960
Severance expense	—	—	390	—
Acquisition-related expense	783	855	1,123	855
Payroll tax expense related to stock option exercises	—	—	99	95
Stock-based compensation expense	2,996	939	7,121	7,776
Adjusted EBITDA	$9,266	$4,110	$20,832	$10,780

	Three Months Ended September 30,				Nine Months Ended September 30,
	2018		2017		2018		2017
	(In thousands except per share amounts)				(In thousands except per share amounts)
Reconciliation of diluted net income (loss) per share attributable to common shareholders to Adjusted Diluted EPS
GAAP net income (loss) attributable to common stockholders, basic, and net income (loss) per share attributable to common stockholders, basic	$10,416	$0.54	$6,165	$0.37	$(36,704)	$(1.93)	$1,889	$0.11
GAAP net income (loss) attributable to common stockholders, diluted, and net income (loss) per share attributable to common stockholders, diluted	$10,416	$0.47	$6,165	$0.33	$(36,704)	$(1.93)	$1,889	$0.10
Adjustments:
Change in fair value of acquisition-related contingent consideration (income) expense	(8,419)		923		40,385		960
Amortization of acquired intangibles	2,782		1,198		7,949		3,095
Acquisition-related expense	783		855		1,123		855
Payroll tax expense on stock option exercises	—		—		99		95
Stock-based compensation expense	2,996		939		7,121		7,776
Severance expense	—		—		390		—
Impact to income taxes (1)	(2,718)		(8,223)		(8,123)		(9,779)
Adjusted net income attributable to common stockholders and Adjusted Diluted EPS	$5,840	$0.26	$1,857	$0.10	$12,240	$0.56	$4,891	$0.27

(1)

The impact to taxes was calculated using a normalized statutory tax rate applied to pre-tax income (loss) adjusted for the respective items above and then subtracting the tax provision as determined for GAAP purposes.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Reconciliation of weighted average shares of common stock outstanding, diluted, to weighted average shares of common stock outstanding, diluted for Adjusted Diluted EPS
Weighted average shares of common stock outstanding, basic for GAAP	19,217,623	16,699,102	18,989,334	16,483,169
Effect of potential dilutive securities:
Weighted average dilutive effect of stock options	1,898,543	1,235,883	—	1,308,202
Weighted average dilutive effect of restricted shares	898,821	711,046	—	607,988
Weighted average dilutive effect of contingent shares	273,886	—	—	—
Weighted average dilutive effect of common shares from warrants	—	—	—	12,441
Weighted average shares of common stock outstanding, diluted for GAAP	22,288,873	18,646,031	18,989,334	18,411,800
Adjustments:
Weighted average dilutive effect of stock options	—	—	1,710,175	—
Weighted average dilutive effect of restricted stock	—	—	846,802	—
Weighted average dilutive effect of contingent shares	—	—	142,679	—
Weighted average shares of common stock outstanding, diluted for Adjusted Diluted EPS	22,288,873	18,646,031	21,688,990	18,411,800

TABULA RASA HEALTHCARE, INC.

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP GUIDANCE RANGES

(In millions)

	LOW	HIGH	LOW	HIGH
	Three Months Ended December 31, 2018		Year Ended December 31, 2018
Reconciliation from Net Income (Loss) Guidance to Adjusted EBITDA Guidance
Net income (loss):	$(1.0)	$1.0	$(37.7)	$(35.7)
Add:
Interest expense	0.4	0.4	0.8	0.8
Income tax (benefit) expense	(0.1)	(0.1)	(4.1)	(4.1)
Depreciation and amortization	4.4	4.4	16.4	16.4
Stock-based compensation expense	3.3	3.3	10.5	10.5
Change in fair value of contingent consideration	—	—	40.4	40.4
Severance expense	—	—	0.4	0.4
Transaction based costs	—	—	1.2	1.2
Adjusted EBITDA	$7.0	$9.0	$27.9	$29.9

Contact:

Investors

Bob East or Asher Dewhurst

Westwicke Partners

443-213-0500

tabularasa@westwicke.com

Media

Dianne Semingson

dsemingson@TRHC.com

T: 215-870-0829